Exhibit (a)(1)(h)

FORM OF INITIAL REMINDER E-MAIL TO ELIGIBLE EMPLOYEES

        As outlined in the documents included with the e-mail dated August 15, 2007, Aon Corporation has determined that certain options granted by Aon may subject the holder thereof to adverse personal tax consequences under Section 409A of the U.S. Internal Revenue Code ("Section 409A"). Section 409A imposes adverse tax consequences on stock options that were granted with exercise prices at a discount from fair market value and which vest after December 31, 2004. These tax consequences include income tax at vesting (as opposed to upon exercise), an additional 20% tax and interest charges. Those adverse tax consequences include subjecting the entire gain on the exercise of the discounted option to taxation.

        Aon has offered you the opportunity to participate in a tender offer for your eligible options. If you participate in the tender offer, your options will be amended so that they no longer will be subject to the adverse personal tax consequences. In addition, you will be eligible to receive a cash payment equal to the difference between the new exercise price of the amended portion of your eligible portion and the original exercise price, multiplied by the number of applicable unexercised shares (less applicable tax withholding).

        Note that you must act by September 17, 2007 and accept the offer to avoid the adverse tax impact. All of the details of Aon's offer to you are included in the e-mail dated August 15, 2007. For more information on how to participate in the offer you may contact:

Aon Tender Offer Call Center
1-888-295-1814

        The hours of operation of the Aon Tender Offer Call Center are: 8:00 a.m. to 5:00 p.m. Chicago Time.

FORM OF ADDITIONAL REMINDER E-MAIL TO ELIGIBLE EMPLOYEES

        As previously outlined in the documents included with the e-mail dated August 15, 2007, Aon Corporation has determined that certain options granted by Aon may be subject the holder thereof to adverse personal tax consequences under Section 409A of the Internal Revenue Code ("Section 409A"). Section 409A imposes adverse tax consequences on stock options that were granted with exercise prices at a discount from fair market value and which vest after December 31, 2004. These tax consequences include income tax at vesting (as opposed to upon exercise), an additional 20% tax and interest charges. Those adverse tax consequences include subjecting the entire gain on the exercise of the discounted option to taxation.

        Aon has offered you the opportunity to participate in a tender offer for your eligible options. If you participate in the tender offer, your options will be amended so that they no longer will be subject to the adverse personal tax consequences. In addition, you will be eligible to receive a cash payment equal to the difference between the new exercise price of the amended portion of your eligible options and the original exercise price, multiplied by the applicable number of unexercised shares (less applicable tax withholding).

        As a reminder, you must act by September 17, 2007 and accept the offer to avoid the adverse tax impact. All of the details of Aon's offer to you are included in the e-mail dated August 15, 2007. For more information on how to participate in the offer you may contact:

Aon Tender Offer Call Center
1-888-295-1814

        The hours of operation of the Aon Tender Offer Call Center are: 8:00 a.m. to 5:00 p.m. Chicago Time.